EXHIBIT 10.1

SEVERANCE AND RELEASE AGREEMENT

This Agreement is between Bryan Adel (for himself and anyone acting for him) (the “Employee”) and Rewards Network, Inc. (for itself or any affiliated company, or its or their present and past officers, directors, supervisors, employees and anyone else acting for it or them) (collectively, the “Employer” or “Rewards Network”).

WHEREAS, the Employer and the Employee currently are parties to that certain offer letter dated March 14, 2003 (“Offer Letter”); and

WHEREAS, the Employer and the Employee wish to enter into this Severance and Release Agreement (“Agreement”) regarding the Employee’s remaining employment with the Employer, separation and a release of claims.

THEREFORE, the parties agree as follows:

1. Reassignment and Termination. The parties acknowledge and agree that effective August 3, 2006 (“Reassignment Date”), the Employee was reassigned from his positions as Senior Vice President, General Counsel and Secretary of the Employer (and any and all other offices and positions that the Employee held with the Employer). Subject to the terms and conditions of this Agreement and provided that the Employee signs and returns this Agreement to the Employer within 21 days of his receipt thereof, complies with this Agreement’s terms and does not revoke it in accordance with Paragraph 25 below, the Employee shall remain employed by the Employer in a special transitional role described in Paragraph 2 below through December 31, 2006 (“Termination Date”), at which time his employment shall terminate, provided that upon 10 business days’ advance notice to the other, the Employee or the Employer, as the case may be, may, in his or its sole discretion, accelerate the Termination Date to a date before December 31, 2006 (and thereby shorten the Transition Period) (such period between the Reassignment Date and the Termination Date hereinafter referred to as the “Transition Period”).

2. The Transition Period. Subject to the terms and conditions of this Agreement and provided that the Employee signs and returns this Agreement to the Employer within 21 days of his receipt thereof, complies with this Agreement’s terms and does not revoke it in accordance with Paragraph 25 below, during the Transition Period:

(a) the Employee will report to, and perform such reasonable transitional duties and responsibilities consistent with his prior position with the Employer as requested by, the Employer’s President and Chief Executive Officer. Such duties shall be limited to, assisting and cooperating with the Employer to transition the Employee’s duties to such other person or persons as are designated by the Employer and cooperating in any pending litigation or other actual or potential claims involving the Employer. The Employee agrees to perform all such duties and responsibilities diligently and faithfully in the best interests of the Employer. Notwithstanding the foregoing, during the Transition Period, the Employee may spend reasonable time to conduct a search for other employment, provided that such search does not unreasonably interfere with the Employee’s duties and responsibilities to the Employer during the Transition Period;

(b) the Employer will continue to pay the Employee his pro-rated base salary at his current annualized rate, less required and authorized withholdings and deductions, in accordance with the Employer’s normal payroll schedule;

(c) the Employee will continue to receive his current monthly car allowance; and

(d) subject to the first two sentences of Paragraph 3 below, the Employee will continue to participate in any available Employer employee benefit plans and policies in which he currently participates, subject to the terms and conditions of such plans and policies, which plans, policies, terms and conditions the Employer may amend, modify, suspend or terminate at any time for any or no reason in its discretion.

The Employee shall not be entitled to receive any of the amounts or benefits set forth in subparagraphs (b), (c) or (d) above at any time after the Termination Date except as otherwise provided in this Agreement. The parties acknowledge and agree that the Employee’s participation in the Employer’s senior management bonus pool shall be in accordance with the terms and conditions set forth in Paragraph 6 of this Agreement.

3. Accrued Benefits. Promptly following his execution of this Agreement, Employee shall be paid for 80 hours of accrued and unused PTO, which Employee acknowledges and agrees is the total amount of accrued and unused PTO that he has as of the Reassignment Date. Employee acknowledges and agrees that he shall not accrue or receive any PTO or PTO pay for any period after the Reassignment Date. The Employee will be entitled to any accrued benefits as of the Termination Date in the same manner as any other employee whose employment with the Employer has terminated, all in accordance with the terms of the Employer’s applicable benefit plans.

4. Expense Reports. The Employer will reimburse the Employee for reasonable expenses incurred through the Termination Date provided the Employee submits appropriate expense reports detailing the expenses within 30 days after the Termination Date.

5. Return of Employer Property. The Employee agrees that on or before the Termination Date or upon the Employer’s request, whichever is earlier, he will return to the Employer all Employer property in the Employee’s possession, custody or control, whether at the office or off premises, including, but not limited to, confidential information of the Employer, Blackberry, key card, computer equipment, and software.

6. Severance Arrangements. Subject to the terms and conditions of this Agreement and provided that the Employee signs and returns to the Employer the Supplemental Release (attached as Exhibit A hereto) as set forth in Paragraph 18 below and does not revoke it per its terms, signs and returns this Agreement to the Employer within 21 days of his receipt thereof, complies with this Agreement’s terms and does not revoke it in accordance with Paragraph 25 below:

(a) the Employer shall continue to pay the Employee his current base salary, in accordance with the Employer’s payroll practices, for 12 months following the Termination Date;

(b) the Employee shall be eligible to participate in the 2006 senior management bonus pool based on a pro-rated year through the Termination Date, with such bonus payment to be determined in accordance with the terms and conditions of such bonus program and paid, as applicable, on or promptly following the date that bonus payments (if any) are made generally to members of the Employer’s senior management personnel; and

(c) the Employer shall pay the Employee’s cost of continued health coverage under the Employer’s group health plan pursuant to COBRA, at the Employee’s current coverage level as of the Termination Date, for 12 months following the Termination Date. The Employee shall be solely responsible for the full costs of any COBRA coverage thereafter.

The Employee acknowledges and agrees that the severance benefits set forth in this Agreement are the only severance benefits that the Employee is eligible to receive from the Employer, and that such benefits are in lieu of any and all severance benefits set forth in the Offer Letter. The

Employee further acknowledges and agrees that there shall be no double-payment to, or double-recovery by, the Employee of any severance benefit(s) from the Employer. Without limiting the foregoing in any way, the Employee acknowledges and agrees that he is not eligible for and will not receive any 2007 bonus payment or employee-dining privileges. Any and all payments to the Employee under this Agreement shall be reduced by required and authorized withholding and deductions.

7. Stock Options. The Employer and the Employee acknowledge and agree that the Employee shall be allowed to exercise any stock options that are fully vested as of the Termination Date at any time up to and including the 90th calendar day following the Termination Date, subject to and in accordance with any and all other terms and conditions applicable to the exercise of such options under the Employer’s 1996 Long Term Incentive Plan, as in effect or amended from time to time (“LTIP”). The status of all unvested options as of the Termination Date and all unexercised options after the 90th calendar day following the Termination Date shall be determined in accordance with the LTIP.

8. Protection of Proprietary Interests.

(a) The Employee agrees that during the Transition Period and for a period of 12 months after the Termination Date, the Employee will not, directly or indirectly, on behalf of the Employee or any other person, company or entity, solicit or participate in soliciting, products or services competitive with or similar to products or services offered by, manufactured by, designed by or distributed by Rewards Network to any person, company or entity which was a Rewards Network customer, merchant, member or partner for such products or services and with which the Employee had contact regarding those products or services at any time during the last 12 months of the Employee’s employment with Rewards Network.

(b) The Employee agrees that during the Transition Period and for a period of 12 months after the Termination Date, the Employee will not directly or indirectly, in any capacity, provide products or services competitive with or similar to products or services offered by Rewards Network to any person, company or entity which was a Rewards Network customer, merchant, member or partner for such products or services and with which the Employee had contact regarding those products or services at any time during the last 12 months of the Employee’s employment with Rewards Network.

(c) The Employee agrees that during the Transition Period and for a period of 12 months after the Termination Date, the Employee will not in any capacity sell, manage, supervise or offer products or services competitive with or similar to the merchant marketing, restaurant financing or merchant rewards business of Rewards Network in any territory in which the Employee worked while employed by Rewards Network during the last 12 months of the Employee’s employment with Rewards Network.

(d) The Employee agrees that during the Transition Period and for a period of 12 months after the Termination Date, the Employee will not, directly or indirectly hire, solicit, attempt to persuade or communicate with any employee of Rewards Network, or any person who was an employee of Rewards Network within the two months preceding contact between the Employee and that person, to leave the employ of Rewards Network or otherwise interfere with the performance of their duties for Rewards Network.

(e) The Employee agrees that during the Transition Period and for a period of 12 months after the Termination Date, the Employee will not directly or indirectly, on behalf of the Employee or any other person, company or entity, participate in the development of any products or services similar to or competitive with products or services of Rewards Network with which the Employee had product or service research or development responsibilities during the last 12 months of the Employee’s employment with Rewards Network.

The parties acknowledge and agree that nothing in this Paragraph 8 shall be construed to prevent the Employee from complying with any applicable attorney professional responsibility rules.

9. Future Cooperation. After the Termination Date, the Employee will cooperate with, and assist the Employer, to the extent reasonably requested to do so by the Employer, in any investigations, proceedings or actions relating to any matters in which he was involved or had knowledge while employed by the Employer, including without limitation the pending case of Bistro Executive, Inc., et al. v. Rewards Network, Inc., No. CV 04-4640-CBM(MCx), U.S. District Court for the Central District of California, and any and all other actual or potential present or future claims or proceedings related or similar thereto, subject to reimbursement for approved expenses.

10. No Disruption. The Employee will not disrupt, interfere with, or in any way disturb the Employer’s business.

11. Non-Disparagement. The Employee will not take any action or make any statement that reflects negatively on the Employer, or in any way disparages, in any manner, the Employer’s management, business or business practices. The Employer shall instruct Ron Blake, Bob Wasserman, Megan Flynn, Mario Cruz, Chris Locke, Adrienne Virgilio, and Roya Behnia not to take any action or make any statement, in each case speaking on behalf of the Employer, that reflects negatively on the Employee, or in any way disparages, in any manner, the Employee’s business practices. Notwithstanding the foregoing, nothing herein shall prohibit the Employer from making disclosures required by applicable law, including without limitation under the federal securities laws and the rules of the Securities and Exchange Commission

(“SEC”) promulgated thereunder and the rules of any stock exchange or national securities market on which the Employer’s or any of its affiliates’ securities are traded, or prohibit Employee or authorized representatives of the Employer or its shareholders from giving truthful and non-malicious testimony if properly subpoenaed or otherwise required to testify under oath. The Employee acknowledges and agrees that the Employer may file a copy of this Agreement with the SEC and, therefore, that the terms hereof will be publicly disclosed.

12. Disclosure of Confidential Information. The Employee will not, without the Employer’s prior permission, at any time during or after the Employee’s employment, directly or indirectly disclose to anyone outside of the Employer any trade secrets or other confidential information of the Employer, or any information received in confidence from third parties by the Employer or about third parties by the Employer, as long as such matters remain trade secrets or confidential. Trade secrets and other confidential information shall include any information or material which has not been made available generally to the public and which (a) is generated or collected by or utilized in the operations of the Employer and relates to the actual or anticipated business or research or development of the Employer; or (b) is suggested by or results from any task assigned to the Employee by the Employer or work performed by the Employee for or on behalf of the Employer, including without limitation non-public and proprietary information and data about the business, operations, employees, programs, plans and financial results, projections and budgets of the Employer. Nothing in this Agreement supersedes, limits or releases the Employee from any continuing obligations of confidentiality or other obligations that he may have under applicable professional responsibility rules or law as a current or former attorney or officer of the Employer.

13. Confidentiality. Except as otherwise required by law, the parties agree that the terms of this Severance Agreement and Release and the Supplemental Release (as defined in Paragraph 18 below) are strictly confidential and must not be disclosed in any manner to any person. The only exceptions to this prohibition on disclosure are: (i) to the parties’ attorneys and/or tax advisors, and the Employer’s employees necessary to comply with the Employer’s obligations under this Agreement or the Supplemental Release, all of whom are similarly bound by this confidentiality provision, (ii) in the case of the Employer, such other disclosures as the Employer may reasonably need to make in the course of its business and (iii) in the case of the Employee, the Employee may disclose the terms of only Sections 8, 9 and 12 of this Agreement to his future employers.

14. Non-Admission. The parties agree that the Employer’s offer of this Severance Agreement and Release and/or the payment of severance under this Agreement are not an admission of any kind that the Employee has any viable claims against the Employer or that the Employer admits to any liability whatsoever. The Employer expressly denies any such claims or liability.

15. Release. The Employee releases the Employer with respect to any and all known and unknown claims of any type to date arising out of any aspect of their employment relationship or the termination of their employment relationship. This includes, but is not limited to, breach of any implied or express employment contracts, covenants or duties; entitlement to any pay or benefits, including insurance benefits or attorney fees; claims for wrongful termination, violation of public policy, defamation, emotional distress, invasion of privacy, loss of consortium, negligence, other federal, state, local or common law matters or any act or omission; or claims of discrimination based on age (Age Discrimination in Employment Act)

(“ADEA”), ancestry, color, concerted activity, disability, entitlement to benefits, marital status, national origin, parental status, race, religion, retaliation, sex, sexual harassment, sexual orientation, source of income, union activity, veteran’s status or other protected status. The Employee also acknowledges that he has not suffered any on-the-job injury for which he has not already filed a claim.

16. Covenant Not To Sue. The Employee agrees not to sue the Employer for any claims covered by the release in this Agreement. This agreement not to sue does not apply to the filing of an ADEA claim or of an ADEA or other discrimination charge with a government agency, to the extent such an exception is required by law, but even if the Employee does file any such ADEA or other claim or charge, he understands, acknowledges and agrees that he has released and waived herein any and all claims arising under the ADEA or otherwise, and that such release and waiver shall constitute a complete and valid defense to any such claim. If the Employee sues in violation of this Agreement, the Employee agrees (a) to pay all costs and expenses incurred by the Employer in defending against a suit or enforcing this Agreement, including court costs, expenses and reasonable attorney fees, or (b) to be obligated upon written demand to repay to the Employer, as liquidated damages, all of the payments paid to the Employee pursuant to this Agreement except One Hundred Dollars, and (c) in addition to either (a) or (b) that the Employer shall not be obligated to continue payment to the Employee of any remaining payments under this Agreement.

17. Exclusions from Release. Excluded from the release and the agreement not to sue are any claims the Employee has: (i) which cannot be waived by law, (ii) for a breach of this Agreement by the Employer, or (iii) under the Indemnification Agreement between Employer and Employee dated February 25, 2004 (“Indemnification Agreement”), provided that the parties acknowledge and agree that this Agreement does not create, expand or otherwise modify any such alleged claims or rights (if any) under the Indemnification Agreement. Notwithstanding the foregoing, the Employee agrees to waive any right to any monetary recovery should any government agency pursue any claims on the Employee’s behalf.

18. Supplemental Release. The Employee acknowledges and agrees that his eligibility for and receipt of the severance benefits set forth in Paragraph 6 of this Agreement are conditioned upon the Employee’s execution (without revocation) of a Supplemental Release on or promptly after (but not before) the Termination Date, in the form attached as Exhibit A hereto (“Supplemental Release”).

19. Modification. This Agreement may only be modified in a writing signed by both parties. If any part of this Agreement or the Offer Letter is found to be illegal or invalid by a final non-appealable ruling of a court of competent jurisdiction, it will be deemed severed from this Agreement or the Offer Letter, and the remainder of the Agreement and the Offer Letter will remain in effect and will be enforceable within the bounds of applicable law. If any restriction or limitation in this Agreement or the Offer Letter is found to be unreasonable, onerous or unduly restrictive, it will not be stricken in its entirety, but shall be modified by the Court and as modified will remain effective to the maximum extent permissible. This Agreement is intended to comply with the requirements set forth in Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations and rulings thereunder (“Section 409A”), so as to avoid the imposition of excise taxes and other penalties (“409A Penalties”) under Section 409A with respect to any amounts or benefits payable under this Agreement. Accordingly, notwithstanding anything to the contrary in this Agreement, the timing of the payments or benefits provided under this Agreement may be modified to so comply with Section 409A and to avoid any 409A Penalties that otherwise may apply.

20. Waiver of Breach. Should the Employee breach any provision of this Agreement or the Offer Letter, and should the Employer decide not to enforce its rights against the Employee, that decision will not operate or be construed as a waiver of any subsequent breach by the Employee. No such waiver will be valid unless in writing and signed by an officer of the Employer.

21. Attorney Fees. In the event the Employer shall successfully enforce any part of this Agreement, the Offer Letter, or the Supplemental Release through legal proceedings, the Employee agrees to pay the Employer all costs and attorneys’ fees reasonably incurred by the Employer in connection therewith.

22. Complete Agreement. This Agreement resolves all matters between the Employee and the Employer and supersedes any other written or oral agreement between them, including without limitation, the Offer Letter, except for the Indemnification Agreement and except for the “Non-Compete” provision in the Offer Letter, each of which shall continue in accordance with their respective terms.

23. Voluntariness. The Employee is signing this Agreement knowingly and voluntarily, has not been coerced or threatened into signing this Agreement and has not been promised anything else in exchange for signing this Agreement.

24. Attorney Consultation. By this Agreement, the Employee has been advised to consult with an attorney of the Employee’s choice at the Employee’s own expense before signing below.

25. Time Periods. The Employee has been given at least twenty one days to consider this Agreement. After the Employee signs this Agreement, the Employee has seven days to revoke it by giving the Employer written notice of revocation. The Employer is obligated to provide the Employee with the severance payments and other benefits provided in this Agreement only after: (a) the seven-day revocation period described in the immediately preceding sentence has expired without the Employee revoking this Agreement; and (b) the seven-day revocation period described in Paragraph 6 of the Supplemental Release has expired without the Employee revoking the Supplemental Release. If the Employee revokes this Agreement or the Supplemental Release, this Agreement shall be null and void in its entirety and the Employee shall recover nothing under this Agreement, including without limitation the benefits set forth in Paragraph 6 of this Agreement.

26. Jurisdiction, Choice of Law, and Injunctive Relief. The parties consent to the jurisdiction of the courts of Illinois and the application of Illinois law with respect to any matter or thing arising out of this Agreement. In the event of a breach or a threatened breach of this Agreement by the Employee, the Employee acknowledges that the Employer will face irreparable injury which may be difficult to calculate in dollar terms and that the Employer shall be entitled, in addition to remedies otherwise available at law or in equity, to temporary restraining orders and preliminary injunctions and final injunctions enjoining such breach or threatened breach.

27. Successors and Assigns. The parties to this Agreement acknowledge that they are satisfied with the terms of this Agreement and agree that this Agreement shall be binding upon them and their attorneys, heirs, representatives, successors and assigns.

28. Authority. The parties represent and warrant that each has the authority to enter into this Agreement and bind all persons and entities claiming through each of them. The Employee represents, warrants and agrees that he has not filed or had filed on his behalf any claims against the Employer, that he is the sole owner of the claims released herein, and that he has not transferred those claims to any person or entity. The Employee and the Employer further acknowledge that they have carefully read and fully understand all of the provisions of this Agreement.

29. Notice. All notices and communications shall be communicated to the other party in writing and shall be delivered or mailed by registered or certified mail, postage prepaid and with return receipt requested. Hand-delivered notices shall be deemed communicated when received. Mailed notices shall be deemed communicated as of three (3) business days after mailing, if mailed to the following respective addresses:

Employer:

Rewards Network, Inc.

2 North Riverside Plaza, Suite 950

Chicago, Illinois 60606

Attn: President and Chief Executive Officer

Employee:

Bryan Adel

1700 Primrose Lane

Glenview, Illinois 60026

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Signed:

EMPLOYEE	REWARDS NETWORK, INC.

/s/ Bryan R. Adel	By:	/s/ Ronald L. Blake
Bryan Adel	Name:	Ronald L. Blake
	Title:	President and CEO

9/25/06	9/26/06
Date	Date

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